UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2017

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2211 North First Street

San Jose, CA 95131

(Address of principal executive offices)

(408) 967-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 16, 2017 PayPal Holdings, Inc. (the “Company”) announced an arrangement (the “Transaction”) under which Synchrony Bank, a federal savings association (“Synchrony”), will acquire the U.S. consumer credit receivables portfolio held by certain affiliates of the Company (the “Portfolio”), which totaled approximately $5.8 billion in receivables as of October 2017. The purchase price is subject to a post-closing true-up to reflect trailing transactions and mischaracterized accounts, in addition to an adjustment for any unbilled accrued deferred interest on the principal balance of deferred interest promotional pre-closing purchases realized over the 6 months following the closing.

In connection with the Transaction, each of Bill Me Later, Inc., a Delaware corporation and indirect wholly-owned subsidiary of the Company (“BMLI”), and PayPal (Europe) S.À R.L. et CIE, S.C.A., a Luxembourg registered credit institution registered with the Luxembourg trade and companies’ register under number R.C.S. Luxembourg B118 349 and an indirect wholly-owned subsidiary of the Company (“LuxCo,” and together with BMLI, the “Sellers”), entered into a purchase and sale agreement (each, a “Purchase Agreement”), dated as of November 10, 2017, with Synchrony pursuant to which each Seller agreed to sell to Synchrony the receivables (other than charged-off receivables) in the Portfolio. In addition, the Company has agreed to guaranty the payment obligations of each Seller under the respective Purchase Agreement.

Each of the Sellers and Synchrony has made customary representations, warranties and covenants in the applicable Purchase Agreement and has agreed to provide customary indemnification to the counterparty thereto. In connection therewith, BMLI is obligated to service the Portfolio in the ordinary course of business and consistent with certain policies and procedures, and each of the Sellers has agreed to refrain from taking certain actions between signing and closing, including selling or encumbering the assets to be sold to Synchrony under the Purchase Agreements.

The consummation of the transactions contemplated by the Purchase Agreements is subject to certain conditions, including, without limitation: (i) receipt of a non-objection letter from the Commission de Surveilance du Secteur Financier in respect of the sale by LuxCo, (ii) the absence of any action or investigation by a governmental authority seeking to restrain or prohibit the Transaction and (iii) the consummation of certain purchase and sale transactions between Synchrony, on the one hand, and each of Chestnut Receivables LLC and Comenity Capital Bank, on the other hand, with respect to the purchase and sale of certain Portfolio-related assets. Moreover, the obligation of each Seller, on the one hand, and Synchrony, on the other hand, to consummate the Transaction is subject to certain other conditions, including, without limitation: (a) the accuracy of the representations and warranties made by Synchrony and each Seller, respectively, subject to customary materiality qualifiers; and (b) the compliance in all material respects by Synchrony and each Seller, respectively, with its pre-closing covenants and obligations. Pursuant to the terms of each Purchase Agreement, either Seller or Synchrony may terminate such Purchase Agreement if the closing has not occurred by October 1, 2018.

The representations, warranties and covenants contained in the Purchase Agreements have been made solely for the benefit of the applicable parties specified therein. In addition, such representations, warranties and covenants: (i) have been made only for purposes of the applicable Purchase Agreement; (ii) have been qualified by confidential disclosures made to the other parties in the disclosure schedules delivered in connection with the Purchase Agreements; (iii) are subject to materiality qualifications contained in the applicable Purchase Agreement, which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the applicable Purchase Agreement or such other date as is specified therein; and (v) have been included in the applicable Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact.

The foregoing description of the Purchase Agreements and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each Purchase Agreement, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated by reference into this Current Report on Form 8-K.

Item 8.01. Other Events

On November 16, 2017 the Company and Synchrony issued a joint press release regarding the Transaction, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1	Purchase and Sale Agreement, dated as of November 10, 2017, by and between Synchrony and BMLI*

2.2	Purchase and Sale Agreement, dated as of November 10, 2017, by and between Synchrony and LuxCo*

99.1	Joint Press Release of the Company and Synchrony, dated as of November 16, 2017.

*	The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: November 16, 2017	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Vice President, Corporate Legal and Secretary